Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 • Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

IAM LOCAL 516 REJECTS CONTRACT PROPOSAL
AT MANITOWOC CRANES

Workers walk-off after rejecting a company proposal
to accept a five-year labor agreement

MANITOWOC, WI – November 18, 2003 – The Manitowoc Company, Inc., (NYSE: MTW) announced today that approximately 120 unionized employees at Manitowoc Cranes walked off their jobs after rejecting a five-year labor agreement, which was proposed by the company.

The affected workers at the Manitowoc, Wisconsin facility represent 9% of the North American workforce of Manitowoc Crane Group and are represented by the International Association of Machinists (IAM) Local 516. The previous contract for IAM Local 516 expired on October 31, 2003.

Following a series of meetings with a federal mediator, the union’s bargaining committee presented the company’s settlement offer to its members.  After rejecting the offer, Local 516 initiated a walk-off, which began at midnight on November 18, 2003.

No further talks have been scheduled between the union bargaining committee and the company. In the meantime, Manitowoc Cranes and all other North American Crane Group operations are continuing to operate with their unionized, hourly, and management employees.

About The Manitowoc Company

The Manitowoc Company, Inc. is the world’s largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks.  As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry.  In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

For further information:

Thomas G. Musial

Senior Vice President

Human Resources & Administration

920-652-1738